EXHIBIT 99.1

FOR:	Christopher & Banks Corporation

APPROVED BY:	Bill Prange
Chairman and
Chief Executive Officer
(763) 551-5000

CONTACT:	Investor Relations:
Cara O’Brien/Athan Dounis
Media Relations:
NOT FOR IMMEDIATE RELEASE	Laura Novak/Stephanie Sampiere
FD Morgen-Walke
(212) 850-5600

CHRISTOPHER & BANKS CORPORATION ANNOUNCES

STOCK REPURCHASE PROGRAM

Minneapolis, MN, February 5, 2003 — Christopher & Banks Corporation (NYSE: CBK) today announced that its Board of Directors has authorized a stock repurchase program that will enable the Company to acquire up to $20 million of its common stock, subject to market conditions.  The program permits Christopher & Banks to purchase its shares from time to time on the open market with all shares repurchased being held as treasury shares.  The Company currently has approximately 25.8 million shares of common stock outstanding.

Bill Prange, Chairman and Chief Executive Officer, stated, “Christopher & Banks is in a strong financial position, finishing December 2002 with cash and equivalents of over $70 million.  The Company’s strong balance sheet and cash flow provide us with significant financial flexibility to purchase our common stock at attractive levels, while continuing to grow the business.  We believe this stock repurchase program represents a productive use of capital, reflects our sustained confidence in the Company’s long-term prospects, and underscores our ongoing commitment to enhancing shareholder value.”

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing providing exclusive fashions under the Christopher & Banks and C.J. Banks labels.  Currently, the Company operates 439 stores in 36 states, located primarily in the northern half of the United States.

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This release contains forward-looking statements regarding future performance of the Company.  The achievement of such results is subject to certain risks and uncertainties, including changes in economic, market and weather conditions, the effect of consumer tastes and spending habits, the realization of expected economies gained through the use of private label and direct import merchandise, management of growth and other factors outside the Company’s control, including factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.

The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

For more information on Christopher & Banks Corporation, visit our website at  www.christopherandbanks.com.

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